THE ENERGY FORUM

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume V, Issue 3 Spring 2009

INSIDE THIS EDITION

UNIT TRADING UPDATE

May: No Sales

April: No Sales

March: 25 units @ $825/unit

February: No Sales

January: No Sales

Lincolnway Energy, LLC

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

ETHANOL INDUSTRY UPDATE

by: Rick Brehm, CEO/President

The last twelve months have been very trying times for American industry and especially difficult times for the ethanol industry. Some days it seems that every aspect of our business is under attack for some reason or another, whether it is higher food prices, higher gasoline prices, or the rust in a lawnmower gas tank, ethanol seems to get the blame at some time or another. These issues and more have contributed to zero margins in our industry for the last twelve months. During the Lincolnway Energy Annual Meeting, we shared information about the status of the ethanol industry but a lot has changed since then so I thought it would be a good time to update everyone on what has happened in the ethanol industry over the last few months.

In the last few months two large publicly traded ethanol producers have filed for Chapter 11 Bankruptcy, both claimed that ethanol margins were too low for them to make a profit and survive. These companies contented that ethanol buyers were not allowing ethanol producers enough margin to cover feedstock cost (corn) and energy cost (natural gas) both of which declined considerably from July 2008 to March 2009. Some companies felt that the dramatic decline which occurred between July 2008 and December 2008 signaled that energy and feedstock prices had bottomed and decided to hedge the risk of future price increases. These companies soon learned that prices were not positioned for future increases but instead were positioned for further price declines, which meant that the companies sustained additional hedge losses which coupled with lower ethanol prices put the company into a position of not having sufficient working capital to continue operating and therefore they had to seek bankruptcy protection. Not only were these two large companies effected but three single plant ethanol companies have been forced to seek bankruptcy protection. All total there have been twelve ethanol plants that have filed for bankruptcy since March.

Since March a number of the previously bankrupt plants have been sold to new owners. The largest and most notable sale was the sale of seven Vera Sun plants to Valero. Valero is the largest petroleum refiner in the United States and has recently started buying and building convenience stores. Valero entering the ethanol business has caused many industry analysts to wonder about who will come to dominate the ethanol industry. This was asked again when recently Sunoco purchased a bankrupt ethanol plant in New York State. Sunoco is a large eastern refiner and retailer that previously invested in ethanol production through its Canadian affiliate Suncor. While other sales of bankrupt ethanol companies have taken place, the majority of bankrupt assets have been purchased by the ethanol company's senior lender. The lenders now have these plants offered for sale through various arrangements and at this time most of the plants are still for sale, as potential buyers watch to see how difficult it is to restart the closed plants. Potential buyers are closely watching the ethanol market to see what the impact of increased ethanol production will have on an already depressed market.

New plants are still starting up and the seven plants that were discussed at the annual meeting have all started on schedule and are running quite smooth from what we know. The remaining four plants that were

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scheduled to start up later this year are still on schedule to start up, with the exception of the Tate and Lyle plant in Fort Dodge, Iowa, which decided not to start up due to market conditions.

Where does all of this leave the ethanol industry? Well, we are in much the same situation we were in four months ago. The ethanol industry is on track to produce about 10.5 billion gallons in 2009 and will easily meet the 10.2 billion gallon Renewable Fuels Standard mandate at this pace. If for some reason the industry does not produce enough gallons to meet the mandate, there are still 2 billon RINs that blenders of record can use to meet the mandate if necessary. RINs are the certificates that are issued by ethanol producers to show ethanol has actually been produced but may be sold by blenders because small blenders are not required to comply with the Renewable Fuels Standard until 2011. The ethanol industry still has the ability to produce up to 14.5 billion gallons of ethanol provided all plants are running, but because margins are nonexistent and some plants are in bankruptcy, not all ethanol plants will operate this year unless margins improve considerably. Some of the inefficient ethanol plants may never operate again and may be dismantled and sold as salvage.

Where does this leave Lincolnway Energy? Well by now we hope that you have looked on the SEC website and reviewed our second quarter financials, if not, they are reviewed later in this newsletter and we encourage everyone to read them. When you review the financials, you will see that we did considerably better in the second quarter than we did in the first quarter. You will also see that even though we lost $110,976 during the second quarter we did have a strong positive cash flow, which is good compared to other ethanol companies that we track. We continue to be optimistic about the ethanol industry and feel that once all the new plants that are currently under construction are brought on line, we will still be one of the more efficient plants in the industry and will continue to be a survivor. We hope that as the world economy gets back on its feet, the demand for motor fuels will be one of the first expenses people will start to increase and demand will drive prices for ethanol higher thus improving margins for efficient producers.

In the mean time, we are not going to wait for the market to change our financial position. We are going to again thoroughly evaluate all purchases and procedures here at Lincolnway Energy and make sure that we are doing everything we can do to insure that we are a survivor of these difficult times.

In closing we would ask that each of you continue to support our industry by filling up with E10 or E85 every time you need to buy motor vehicle fuel and that you also encourage all of your friends and relatives to choose ethanol every time they fill up as well.

ELECTION RESULTS

by: Kim Supercynski, CFO

The annual meeting of the members of Lincolnway Energy was held on February 16, 2009. The only matters voted upon by the members at the annual meeting were the election of three directors for Lincolnway Energy and the ratification of the appointment of Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2009.

Lincolnway Energy has nine directors, who are divided into three classes based upon the length of their term. Each director is elected to a three-year term and until his or her successor is elected, and the terms of the directors are staggered so that the term of three of the directors expire each year.

The three directors whose term expired at the annual meeting were William Couser, Rick Vaughan and Terry Wycoff.

There were four nominees for the three director positions, and those nominees were William Couser, Rick Vaughan, Terry Wycoff and Bob Finch. William Couser, Rick Vaughan and Terry Wycoff were elected as directors at the annual meeting, to serve until the annual meeting of the members which will be held in 2012 and until their successors are elected.

The number of votes cast for, against or withheld, and the number of abstentions and broker non-votes with respect to the four nominees for election as a director at the annual meeting was as follows:

Name	For	Against Or Withheld	Abstentions	Broker Non-Votes
William Couser	18,407	--	--	--
Rick Vaughan	15,660	--	--	--
Terry Wycoff	17,412	--	--	--
Bob Finch	8,681	--	--	--

The directors whose term of office continued after the annual meeting of the members were James Hill, Kurt Olson, Richard Johnson, Brian Conrad, Timothy Fevold and Jeff Taylor.

The only other proposal voted upon by the members at the annual meeting was the ratification of the appointment of McGladrey & Pullen, LLP as Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2009. The proposal was approved by the necessary vote of the members, and the number of votes cast for, against or withheld, and the number of abstentions and broker non-votes, regarding the proposal was as follows:

For	Against Or Withheld	Abstentions	Broker Non-Votes
19,770	115	1,214	--

OFFICER ELECTION

The following individuals were elected by the directors to the offices set forth opposite their name at a meeting of the directors held on February 18, 2009.

Name	Office
Jeff Taylor	Chairman
Brian Conrad	Vice Chairman
Kurt Olson	Secretary
Terry Wycoff	Treasurer

ETHANOL CRUSH MARGINS

by: David Zimmerman, Commodity Risk Manager

Most of you as owners of this company realize the challenging economic environment with which the ethanol industry is currently faced. A substantial group of ethanol plants sought bankruptcy protection in 2008 primarily as a result of poor hedging and risk management decisions. While it was the hope of many that this would be the only instance of plant closures, and that every bankruptcy could be explained away as poor risk management, it does not appear to be playing out that way as the calendar rolls over on 2009.

Through the first half of 2009, we continue to see a growing list of ethanol producers filing bankruptcy and warning of potential cash flow problems in the near future. Cause of these more recent plants in economic straits is not likely due to trouble with hedging. Now certainly the macroeconomic situation in the world…recession, volatility, credit crunch, etc can be part of the problem for these companies in 2009. However, macroeconomics can only take partial blame.

The main problem at work in our industry is one of basic supply and demand…overcapacity. Simply put, the U.S. has capacity to produce 14.5 billion gallons of ethanol annually, in a market that only needs 10.2 billion gallons.

In an environment such as this it is the job of the market to temporarily put 4.5 billion gallons of production on the sidelines. How does the market accomplish this task? Yes, market volatility will sideline some producers' who play fast and loose with the hedging position, precisely what we saw in 2008. However, once the market volatility had picked the low-hanging fruit so to speak, it was still apparent that we were making too much ethanol. This is where the crush margin enters into play.

Most established commodities manufacturing/production based businesses have a version of the crush margin, many of which are tradable as a unit on the various exchanges. Oil refiners have numerous crack spreads; end-users of soybeans have the soy crush; cattlemen and meat packers, the cattle-crush. For illustration, the short soy crush is a single number that represents the gross value of buying 2 units of soybeans and selling 1 unit of soybean oil and 1 unit of soybean meal. Although not exchange traded or nearly as liquid, there is an ethanol crush that can be calculated. It is represent roughly as 3 units corn, 8 units ethanol and 1 unit distillers grain (DDG).

The chart below gives us a long term look at the ethanol crush margins. In 2002-2005 as MTBE was phased out as oxygenate in most states, and ethanol was phased in, the market demanded much more ethanol than production capabilities could handle, resulting in the rapid expansion phase from 2006-2007. Once it became clear to market participants that production capacity had boomed, covering the MTBE replacement needs as well as outpacing the mandated ethanol usage requirements in the RFS (Renewable Fuels Standard), crush margins began to contract aggressively. The crush margin has been systematically seeking out the level in which 4.0 billion gallons would be taken offline (zero profit level), while at the same time attempting not to get so cheap as to limit ethanol production to the point of falling short of meeting the RFS mandated usage. It seems as though the market has reached that equilibrium point at the beginning of 2009. The dashed red lines at the bottom represent the range in which nearly all ethanol plants cease to be able to meet monthly cash flow needs.



The upshot is that the market theoretically should not sustain crush margins below the levels currently attained. To do so would eliminate the industry as a whole. In addition to this likely floor, steps are being taken to increase demand through higher blends and increased access to smaller markets. Assuming demand catches back up with current production capacity in the next couple years, crush margins should stabilize above the cost of production number. Ebbs and flows above and below would certainly still be expected with changes in feedstock availability and other production factors but we would not expect to see the wild range of gross crush values that have marked the first 4 years of this industry's expansion. To go from 49c/gallon gross crush up to $3.25 and back down again in 4 years time cannot and will not be the normal volatility range.

To illustrate this point, I've overlaid a chart of the soybean crush for the same time period. You can see that there are still fluctuations

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that are going to be present in any commodity based manufacturing business. However, the soybean industry, being much more mature and developed through 2005-2009, saw only a fraction of the volatility that was present in ethanol. While ethanol saw a $2.83 range in the gross board crush, the soybean crush ranged only $0.52 over the same period. This measure of stability is likely scenario for ethanol as well, once the growth and demand issues are overcome.

Free markets are for the most part incredibly efficient. End-users of our product are well aware of the overall supply and demand picture at work in ethanol currently. They are also aware of the general cost structure in place to produce ethanol. Ethanol buyers know that until demand is stimulated, there is no need to pay more than the cost of production to fill their needs.

Although arguably sustainable, this current dynamic does not however allow for any mistakes by ethanol producers. Efficient and effective producers and marketers of ethanol will survive to see the same relative stability that is present in every other commodity based manufacturing business.

LINCOLNWAY ENERGY EARNINGS

by: Kim Supercynski, CFO

Lincolnway Energy, LLC has recorded a net loss of $5.4 million for the six months ending March 31, 2009. This amounts to $127.74 of net loss per unit.

Revenues decreased by $3.1 million, or 5.1%, to $57.6 million for the six months ended March 31, 2009 from $60.7 million for the six months ended March 31, 2008. The decrease in revenue was the result of a decrease in ethanol price, compared to the six months ended March 31, 2008.

Cost of goods sold increased by $5.1 million, or 9.0%, to $61.5 million for the six months ended March 31, 2009 from $56.4 million for the six months ended March 31, 2008. The increase was primarily due to a unit train of ethanol that was not shipped and costs were classified in inventory rather than cost of goods sold for the six months ended March 31, 2008, compared to March 31, 2009. Corn costs decreased by $.7 million to $40.9 million for the six months ended March 32, 2009 from $41.6 million for the six months ended March 31, 2008. Corn costs represented 67% of Lincolnway Energy's cost of goods sold for the six months ended March 31, 2009 compared to 74% for the six months ended March 31, 2008. The corn costs for the six months ended March 31, 2009 also included a marked to market loss of $3.4 million for derivatives relating to future deliveries of corn, compared to a $.5 million marked to market loss in the same period in 2008.

If market conditions do not improve, Lincolnway Energy could expect to see net losses for the third quarter of fiscal year 2009 and possibly future quarters. Lincolnway Energy still has significant depreciation and amortization expense; approximately $8.3 million budgeted for fiscal year 2009, which does not require cash expenditures. Lincolnway Energy anticipates keeping cash balances at a low but acceptable level that will meet bank covenants. After Lincolnway Energy's prepayment of $1,250,000 in November 2008, Lincolnway Energy's next term loan payment is not due until September 2009, and Lincolnway Energy does not plan on making any significant capital expenditures for fiscal year 2009. If Lincolnway Energy does get in a negative cash position, Lincolnway Energy has access to its $10.0 million line of credit. As of April 2009, Lincolnway Energy is in compliance with all bank covenants related to bank financing. If Lincolnway Energy continues to see net losses for the remainder of the fiscal year, they could be out of compliance with the debt service coverage ratio, which is a ratio that is calculated at the end of the fiscal year. Lincolnway Energy has notified the lender of this potential non-compliance covenant.

The complete SEC 10Q report for the period ended March 31, 2009 can be found on a link on Lincolnway Energy's website under the heading **Investors** and **SEC Financial Report**.

	Three Months Ended March 31,				Six Months Ended March 31,			
	(Unaudited)				(Unaudited)			
Income Statement Data	2009		2008		2009		2008	
(In thousands)								
Revenue	$ 28,212	100.0%	$ 34,352	100.0%	$ 57,574	100.0%	$ 60,663	100.0%
Cost of goods sold	27,827	98.6%	30,650	89.2%	61,508	106.8%	56,352	92.9%
Gross profit (loss)	385	1.4%	3,702	10.8%	(3,934)	-6.8%	4,311	7.1%
General and administrative expenses	569	2.0%	650	1.9%	1,225	2.1%	1,416	2.3%
Operating income (loss)	(184)	-0.7%	3,052	8.9%	(5,159)	-9.0%	2,895	4.8%
Other income (expense)	74	0.3%	(281)	-0.8%	(212)	-0.4%	(674)	-1.1%
Net income (loss)	$ (110)	-0.4%	$ 2,771	8.1%	$ (5,371)	-9.3%	$ 2,221	3.7%

	Three Months Ended March 31,		Six Months Ended March 31,	
	(Unaudited)		(Unaudited)	
Operating Data:	2009	2008	2009	2008
Ethanol sold (gallons in thousands)	14,149	12,387	27,390	24,979
Average gross price of ethanol sold (dollars per gallon)	$ 1.58	$ 2.23	$ 1.66	$ 2.06
Dry distillers grain sold (tons)	34,505	36,661	68,405	64,781
Average dry distillers grain sales price per ton	$ 157.66	$ 178.42	$ 159.61	$ 166.33
Average corn cost per bushel	$ 3.62	$ 4.72	$ 3.88	$ 4.13

LINCOLNWAY ENERGY INVESTOR TOURS

Lincolnway Energy Tours will be held at 1:00pm on June 17th, July 15th, August 19th and September 16th. There is a limit of 15 visitors. Please call our office at 515-817-0150 to sign up.

Please review all safety guidelines listed below:

- All visitors must wear hardhats & safety glasses.
- All visitors must wear long pants & comfortable closed-toe shoes.
- All cell phones and other electrical devices must be turned off.
- All visitors must sign in at the front desk.
- No one under the age of twelve is allowed on the tour.
- No pictures are allowed in the plant.

Lincolnway Energy is a Smoke & Tobacco FREE Environment

LWE TANKER TRUCKS NOW 50% OFF!

Get your Limited Edition Ethanol Tanker Truck for just $37.45. Quantities are limited so hurry and contact Kay Gammon at 515-817-0150 or by email at kgammon@lincolnwayenergy.com, to purchase a truck. You may stop into the Lincolnway Energy office to pick up your truck or the truck can be mailed to you for an additional cost of $10.00.



NEW FACES

by Brent Kobriger, Environmental, Human Resources, & Safety Manager

Hello, my name is Brent Kobriger and I am the new Environmental, Human Resources, & Safety Manager here at Lincolnway Energy. I grew up in Waterloo, Iowa and attended Iowa State University where I studied Occupational Safety and Health, basically OSHA compliance. I worked on campus for the university in a number of safety related jobs and in 1995 took a position with Wells' Blue Bunny in LeMars, Iowa as their Safety Analyst.

After two years, I took a position with Iowa Select Farms in Iowa Falls as their Director of Health and Safety. I was later promoted to the position of Director of Human Resources. After 8 years at Iowa Select Farms, I left to start a consulting business. For 6 years, I provided Human Resources, Safety and Environmental consulting to various companies throughout the United States in industries ranging from agriculture, transportation, warehousing and sales, and manufacturing.



I have a wife Teresa who I met at Iowa State and three children, Lexie who is 17, Brendan who is 12 and Lacey who is 6. I still reside in Iowa Falls and I enjoy hunting and fishing.

I have enjoyed my time here at Lincolnway Energy and especially enjoy the staff of employees working here. I felt welcomed from my first day here. This industry is new to me and I am enjoying learning about the processes that are unique to this industry.

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

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THE MISSION OF LINCOLNWAY ENERGY IS TO:

- **Produce clean renewable energy.**
- **Maintain a safe, rewarding place to work.**
- **Maximize shareholder value.**

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201-7992

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